The next picasso

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Happy Friday! Any weekend plans? A huge snowstorm is coming to New York, it could be epic!

I might go to the MoMA (my favorite museum), to see one of Picasso's best works, Les Demoiselles d'Avignon. It could truly be priceless... easily hundreds of millions imo.

Since his death, the art world desperately searched for a successor... and found it in George Condo. In fact, he's so anointed as "the next Picasso" that Sotheby's held an auction dedicated to their connection as artists.

And get this... like Picasso, Condo is reportedly quite the ladies man: when he was almost 60, he was spotted "holding hands and snuggling" with Ashley Olsen! Not sure how I feel about that!

We have an offering that's an example of Condo's most desired style, a group of Cubist figures that undeniably capture the spirit of the late, great Pablo Picasso.

99% SOLD OUT

So what do you think? How are you doing otherwise?

Best,
Anthony DeSimone
—

SVP, Investor Relations
MASTERWORKS

www.masterworks.com
225 Liberty St. 29th Floor, New York, NY 10281